Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Voice Life Inc.

We have audited the accompanying balance sheets of Voice Life Inc. ("the Company") as of May 31, 2015 and the related statements of operations, stockholder's equity, and cash flows for the period March 12, 2015 (inception) through May 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voice Life Inc. as of May 31, 2015 and the period March 12, 2015 (inception) through May 31, 2015, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9, the Company has only 11 weeks operating history, as of May 31,2015, the Company's cash on hand was $64.32. The Company has not generated revenues since its inception and has incurred net losses of $23,203.96 for the period March 12,2015 (inception) through May 31, 2015. As of May 31, 2015, the Company plans on meeting its current liquidity requirements principally through the private placement debt equity swap of convertible notes. As of May 31, 2015, the Company had a working capital deficit of $22,704 and a stockholders' deficit of $22,704. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

AJSH & Co,
New Delhi, India
Independent Auditors registered with
Public Company Accounting Oversight Board
Date: July 6, 2015